UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.                )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Vicarious Surgical Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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78 Fourth Avenue

Waltham, Massachusetts 02451

June 22, 2026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m., Eastern Time
DATE:	Monday, July 21, 2026
ACCESS:	This Special Meeting will be held in person at 78 Fourth Avenue, Waltham, Massachusetts 02451

PURPOSE:

1.	To approve an assignment for the benefit of creditors (the “Assignment”) followed by a voluntary dissolution and liquidation (the “Dissolution”) pursuant to a plan of dissolution attached hereto as Annex A (the “Plan of Dissolution”), if our board of directors (the “Board”) deems such action to be in our best interests and those of our stockholders, which approval shall include authorization for our Board to abandon such assignment and dissolution (the “Assignment and Dissolution Proposal”).

Our Board of Directors unanimously recommends that our stockholders vote FOR the Assignment and Dissolution Proposal. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

WHO MAY VOTE:

You may vote if you were the record owner of Vicarious Surgical Inc. Class A common stock or Class B common stock at the close of business on June 10, 2026. A list of stockholders of record will be available for examination during the 10-day period ending on the day before the Special Meeting, at our principal executive offices located at 78 Fourth Avenue, Waltham, Massachusetts 02451. If you wish to view this list, please contact our Secretary at Vicarious Surgical Inc., 78 Fourth Avenue, Waltham, Massachusetts 02451, (617) 868-1700.

All stockholders are cordially invited to attend the Special Meeting. Whether you plan to attend the Special Meeting in person or not, we urge you to submit a proxy by following the instructions in the proxy card and submitting your proxy by the Internet or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the Special Meeting. If you participate in and vote your shares at the Special Meeting, your proxy will not be used.

Our Board recommends that you vote “FOR” Proposal No. 1.

BY ORDER OF OUR BOARD OF DIRECTORS

/s/ Stephen From
Stephen From
Chief Executive Officer

i

Vicarious Surgical Inc.
78 Fourth Avenue

Waltham, Massachusetts 02451

PROXY STATEMENT FOR THE VICARIOUS SURGICAL INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2026

This proxy statement, along with the accompanying notice of the Special Meeting of stockholders, contains information about the Special Meeting, including any adjournments or postponements of the Special Meeting. We are holding the Special Meeting at 9:00 a.m., Eastern Time, on Monday, July 21, 2026 at 78 Fourth Avenue, Waltham, Massachusetts 02451.

In this proxy statement, we refer to Vicarious Surgical Inc. and its wholly-owned subsidiaries as “Vicarious Surgical,” the “Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the Special Meeting.

On or about June 24, 2026, we intend to begin sending to our stockholders the proxy statement and proxy card for the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 21, 2026

This proxy statement, the Notice of Special Meeting of Stockholders, and our form of proxy card are available for viewing, printing and downloading at https://www.cstproxy.com/vicarioussurgical/2026. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2025, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.vicarioussurgical.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Vicarious Surgical Inc., Attn: Investor Relations, 78 Fourth Avenue, Waltham, Massachusetts 02451. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote your shares at this Special Meeting of stockholders to be held on Monday, July 21, 2026, at 9:00 a.m., Eastern Time at 78 Fourth Avenue, Waltham, Massachusetts 02451, and any adjournments or postponements of the meeting, which we refer to as the Special Meeting. This proxy statement, along with the accompanying notice of Special Meeting of stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Special Meeting.

We have sent you this proxy statement, the notice of the Special Meeting of stockholders and the proxy card because you owned shares of our Class A common stock or Class B common stock (together, the “common stock”) on the record date. We intend to commence distribution of proxy materials to stockholders on or about June 24, 2026.

Who May Vote?

Only stockholders of record at the close of business on June 10, 2026 will be entitled to vote at the Special Meeting.

As of the close of business on the record date, there were 7,131,355 shares of our common stock outstanding and entitled to vote, including 6,477,365 shares of Class A common stock and 653,990 shares of Class B common stock. Our Class A common stock and Class B common stock are our only classes of voting stock.

If on June 10, 2026 your shares of our common stock were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.

If on June 10, 2026 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

You do not need to attend the Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our Class A common stock that you own entitles you to one (1) vote and each share of our Class B common stock that you own entitles you to twenty (20) votes.

How Do I Vote?

Whether you plan to attend the Special Meeting in person or not, we urge you to submit a proxy directing how your shares are to be voted at the Special Meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet. You may specify whether your shares should be voted for, against or abstain with respect to the proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our board of directors’ recommendations as noted below. Submitting a proxy will not affect your right to attend and vote your shares at the Special Meeting.

If your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may submit a proxy:

■	By Internet. Follow the instructions included in the proxy card to submit a proxy over the Internet.

■	By mail. If you received a proxy card by mail, you can submit a proxy by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our board of directors’ recommendations as noted below.

Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Time, on July 20, 2026.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

How Does Our Board of Directors Recommend that I Vote on the Proposal?

Our board of directors recommends that you vote as follows:

■	“FOR” the approval of an assignment for the benefit of creditors (the “Assignment”) followed by a voluntary dissolution and liquidation (the “Dissolution”) pursuant to a plan of dissolution attached hereto as Annex A if our board of directors (the “Board”) deems such action to be in our best interests and those of our stockholders, which approval shall include authorization for our Board to abandon such assignment and dissolution (the “Assignment and Dissolution Proposal”).

No matters will be acted on at the Special Meeting other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

■	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

■	by re-submitting a proxy by Internet as instructed above;

■	by notifying Vicarious Surgical Inc.’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

■	by attending the Special Meeting in person and voting at the meeting. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy.

Your most current vote, whether cast in person at the Special Meeting or by a valid proxy submitted by Internet or proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” On a non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares (as they do on a routine matter), and, if the beneficial owner has not provided voting instructions with respect to that matter, the organization that holds your shares will not be able to vote your shares on such matter, often referred to as a broker non-vote. It is expected that the Assignment and Dissolution Proposal will be considered a non-routine matter. Accordingly, we do not expect broker non-votes to occur.

We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted. You should provide voting instructions for your shares by following the instructions provided on the voting instruction form that you receive from your bank, broker or other nominee.

What Vote is Required to Approve the Proposal and How are Votes Counted?

Proposal 1: Assignment and Dissolution Proposal	The affirmative vote of at least a majority in voting power of the outstanding common stock of the Company entitled to vote thereon is required to approve the Assignment and Dissolution Proposal.

Where Can I Find the Voting Results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Special Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. In addition, we have engaged Continental Stock Transfer & Trust Company to assist in the distribution and collection of proxy materials, for an estimated fee of $5,000. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

The presence, in person or by proxy, of the holders of a majority in voting power of our common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the Special Meeting in person or by proxy and abstentions are counted for purposes of determining whether a quorum exists.

Attending the Special Meeting

The Special Meeting will be held at 78 Fourth Avenue, Waltham, Massachusetts 02451. You need not attend the Special Meeting in order for your shares to be voted at the Special Meeting.

Householding of Annual Disclosure Documents

Some brokers or other nominee record holders may be sending you a single set of our proxy materials if multiple Vicarious Surgical Inc. stockholders live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

We will promptly deliver a separate copy of our proxy materials to you if you write or call our Secretary at: Vicarious Surgical Inc., 78 Fourth Avenue, Waltham, Massachusetts 02451 or (617) 868-1700. If you want to receive your own set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the “Risk Factors” sections included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 should be carefully considered before deciding whether to vote to approve the Assignment and Dissolution Proposal as described in this proxy statement. In addition, stockholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we currently believe are the material risks of which our stockholders should be aware. Nonetheless, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important. Notably, we caution that trading in our securities is highly speculative and poses substantial risks.

RISKS RELATED TO THE ASSIGNMENT AND DISSOLUTION

We cannot assure you as to the timing of distributions, if any, to be made to our stockholders.

Our current intention is that, if the Assignment and Dissolution Proposal is approved by our stockholders, the Assignment would be effected shortly after the date of the Special Meeting, and the certificate of dissolution would be filed shortly after the completion of the Assignment. No further stockholder approval would be required to effect the Assignment and Dissolution. However, the Board would retain the discretion to determine not to proceed with the Assignment and/or Dissolution in its sole discretion and, if it does proceed with the Assignment and/or Dissolution, would have discretion as to the timing of the filing of the Certificate of Dissolution.

We cannot assure you as to the amount of distributions, if any, to be made to our stockholders.

We cannot predict with certainty the amount of distributions, if any, to our stockholders. As described in the section entitled “Proposal 1: Approval of the Assignment and Dissolution”, the Assignment will entail the assignment by us of all of our right, title, interest in, and custody and control of our property to a third-party assignee (the “Assignee”) who will liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. If any proceeds remain after all of our obligations and costs associated with the liquidation process have been satisfied, such remaining proceeds will be distributed to our stockholders in accordance with Delaware law and the terms of the Plan of Dissolution. We cannot predict the timing or amount of any such distributions to stockholders, as uncertainties as to the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the Assignment and Dissolution processes, and the related timing to complete such transactions, make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of such distributions, if any. Examples of uncertainties that could reduce the value of distributions to our stockholders include: unanticipated costs of the Assignee relating to the Assignment process, amounts necessary to satisfy claims of any creditors or other third parties, and delays in the liquidation of our assets by the Assignee and the ultimate success of the Assignment process and liquidation of the assets.

The timing of the distribution of the remaining amounts, if any, to our stockholders, is uncertain. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide any assurance as to the amount to be paid to stockholders in any such distribution, if one is made.

Holders of certain series of our warrants have the right to require us to repurchase any unexercised portion of such warrants from the holder at their Black Scholes Value.

Upon any Fundamental Transaction (as defined in their respective warrant documents), which includes the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, holders of our Series A common stock purchase warrants and our Series B common stock purchase warrants issued in our October 2025 financing have the right to require us, or the successor company in such transaction, to repurchase any unexercised portion of such warrants from the holder at their Black Scholes Value (as defined in their respective documents).

Our stockholders of record will not be able to buy or sell shares of our common stock after we close our stock transfer books on the Final Record Date.

If our Board determines to proceed with the Assignment and Dissolution, we intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the day the certificate of dissolution filed with the Delaware Secretary of State becomes effective (the “Final Record Date”). After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession or operation of law. Therefore, shares of our common stock will not be freely transferable after the Final Record Date. As a result of the closing of the stock transfer books, any liquidating distributions to stockholders will likely be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date.

U.S. Holders receiving a distribution may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution.

As a result of the Assignment and Dissolution, for U.S. federal income tax purposes, a stockholder that is a U.S. Holder (as defined below) generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the U.S. Holder with respect to each share, less any known liabilities assumed by the U.S. Holder or to which the distributed property (if any) is subject, and (2) the U.S. Holder’s adjusted tax basis in each share of our common stock. A distribution may occur at various times and in more than one tax year. Any loss generally will be recognized by a U.S. Holder only in the tax year in which the U.S. Holder receives a final distribution, and then only if the aggregate value of all distributions with respect to a share of our common stock is less than the U.S. Holder’s tax basis for that share of common stock. Stockholders are urged to consult with their own tax advisors as to the specific tax consequences to them of the Assignment and Dissolution.

The tax treatment of any distribution may vary from stockholder to stockholder, and the discussions in this proxy statement regarding tax consequences are general in nature.

We have not requested a ruling from the IRS with respect to the anticipated tax consequences of the Assignment and Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any assignments or distributions. If any of the anticipated tax consequences described in this proxy statement prove to be incorrect, the result could be increased taxation at the corporate or stockholder level, thus reducing the benefit to our stockholders from the Assignment and Dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. Stockholders are urged to consult with their own tax advisors for tax advice instead of relying on the discussions of tax consequences in this proxy statement.

PROPOSAL NO. 1

THE ASSIGNMENT AND DISSOLUTION PROPOSAL

SUMMARY

Our Board has determined that it is in our best interests and those of our stockholders to effect the Assignment and the Dissolution, pursuant to the Plan of Dissolution, if our Board deems such action to be advisable. The Board is requesting that you vote in favor of the Assignment and Dissolution, including the Plan of Dissolution, which approval shall include authorization for the Board to abandon such Assignment and Dissolution. The Assignment and Dissolution, including the Plan of Dissolution, were approved by our Board, subject to stockholder approval, on June 11, 2026. The following are some of the questions you may have and answers to those questions.

What transaction is being proposed?

Our Board proposes that you approve the Assignment and Dissolution, including the Plan of Dissolution, which approval shall include authorization for the Board to abandon such Assignment and Dissolution. At the Special Meeting, you will be asked to consider and vote upon this proposal. We encourage you to read the Plan of Dissolution in its entirety.

If the Assignment and Dissolution, including the Plan of Dissolution, are approved by our stockholders, and our Board determines that the Assignment and Dissolution are still in our best interests and those of our stockholders, we will effect the Assignment and then file a certificate of dissolution with the Delaware Secretary of State dissolving ourselves.

The Assignment is a state-governed insolvency procedure in which we would transfer all of our right, title, interest in, and custody and control of, our property to the Assignee. The Board of Directors will determine the Assignee. Currently we expect that the Assignee will be Resolution Financial Advisors or an affiliate thereof. The Assignee will then liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. From the effective date of the Assignment, the Assignee, as a fiduciary, will have sole control over our assets and we will no longer control our operations, the liquidation or distribution of assets or the resolution of claims. Because we do not know the final amount which the Assignee will recover from a liquidation of our assets or how the Assignee will resolve our outstanding obligations, we do not know whether any amounts will be available for distribution to you; however, based upon our current outstanding liabilities it is unlikely you will receive any distribution.

Pursuant to Delaware Law, we will continue to exist for three years after the Effective Time (as defined in the Plan of Dissolution) of the Dissolution or for such longer period as the Delaware Court of Chancery shall direct, or as may be required to resolve any pending litigation matters, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute any remaining assets to our stockholders. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the day the certificate of dissolution filed with the Delaware Secretary of State becomes effective. In accordance with the Plan of Dissolution, we intend to discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, any distributions made by us will be made solely to the stockholders of record as of the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law. Approval by stockholders of this proposal shall include authorization for our Board to abandon such Assignment and Dissolution.

Because we do not know the final amount that will be recovered from a sale of our assets and our liquidation and wind up or how outstanding obligations will be resolved, we do not know whether any amounts will be available for distribution to you in connection with the Assignment and Dissolution, however, based upon our current outstanding liabilities it is unlikely you will receive any distribution.

Summary of the Plan of Dissolution and Dissolution Process

In connection with the Dissolution, we are required by Delaware Law to pay or provide for payment of all of our liabilities and obligations, including making reasonable provision for the payment of contingent obligations. After filing a certificate of dissolution with the Delaware Secretary of State, we shall not engage in any business activities except for the purpose of winding up and liquidating our business and affairs, including, but not limited to:

■	prosecuting and defending suits, whether civil, criminal or administrative, by or against us;

■	converting our assets into cash or cash equivalents;

■	discharging or making provision for discharging our liabilities;

■	withdrawing from all jurisdictions in which we are qualified to do business;

■	paying costs associated with the Dissolution and winding up of our business, including expenses necessary for the implementation and administration of the Plan of Dissolution and fees and other amounts paid to professional advisors for assisting us with the Dissolution;

■	distributing our remaining property, if any, among our stockholders according to their interests; and

■	doing every other act necessary to wind up and liquidate our business and affairs, but not for the purpose of continuing the business for which we were organized.

Delaware Law provides that, following the approval of the Dissolution, including the Plan of Dissolution, by our stockholders, our Board may take such actions as it deems necessary in furtherance of our dissolution and the winding up of our operations and affairs.

Subject to the Assignment process, any liquidating distributions from us, or the Assignee, as applicable, will be made to holders of our common stock according to their holdings as of the Final Record Date. Any such distributions to holders of our common stock will be in complete redemption and cancellation of all of the outstanding shares of our capital stock.

While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete the Dissolution within the initial three-years. However, as explained in this proxy statement, assuming approval of the Assignment and Dissolution Proposal, all or substantially all of our assets will be assigned to an Assignee who will liquidate such assets for the benefit of our creditors.

During our Dissolution, we may pay certain of our officers, directors, employees, independent contractors and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See the section of this proxy statement captioned “Interests of Certain Persons in the Assignment and Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services. Our directors and officers may be entitled to indemnification and insurance coverage from us. We will also continue to indemnify our officers, directors, employees, independent contractors and agents to the maximum extent specified under existing agreements and in accordance with applicable law, our certificate of incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the implementation of the Plan of Dissolution.

By approving Assignment and Dissolution Proposal, stockholders will be granting our Board the authority to modify, amend or abandon the Plan of Dissolution, without further action by stockholders and to the extent permitted by Delaware Law, if it determines that such action would be in our best interests and those of our stockholders.

Why are we proposing that stockholders approve the Assignment and Dissolution?

Since inception, we have experienced recurring operating losses and negative cash flows and we expect to continue to generate operating losses and consume significant cash resources for the foreseeable future. While we had a cash, cash equivalents, and short term investments of $3.682 million consisting of cash and money market funds, U.S. treasury securities and U.S. government agency securities as of March 31, 2026, we do not expect our cash and cash equivalents to be sufficient to continue as a going concern for any significant period of time.

Although we are currently exploring various strategic alternatives, including strategic partners and financing opportunities, it is unlikely that these strategic alternatives will be successful in the next few weeks prior to our cash position getting to the point that we will need to pursue our winding down and dissolution. To date, we have been unable to secure additional equity, debt or other financing and have been unsuccessful in our efforts to attract a buyer for our business.

Our Board has deemed it advisable and in our best interests and those of our stockholders to effect an assignment for the benefit of creditors followed by a voluntary dissolution and liquidation, and to seek stockholder approval of the same. Our Board believes that as compared to a filing under federal bankruptcy laws, the Assignment and Dissolution may present the best opportunity for recovery for our creditors and also may provide an opportunity for future payments to our stockholders, although payments to stockholders are unlikely.

What vote of stockholders is required to approve the Assignment and Dissolution?

Under Section 271(a) of the General Corporation Law of the State of Delaware (“Delaware Law”), a Delaware corporation must obtain stockholder approval, by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon, before proceeding with a sale of all or substantially all of its property and assets, as contemplated by the Assignment. Under Section 275(b) of the Delaware Law, a Delaware corporation must obtain stockholder approval, by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon, before proceeding with a dissolution.

The Board therefore is seeking stockholder approval of the Assignment and Dissolution in order to comply with Delaware Law. Approval of the Assignment and Dissolution, including the Plan of Dissolution, requires the affirmative vote of a majority in voting power of the outstanding shares of our common stock entitled to vote thereon to be approved.

When will the Assignment and Dissolution be completed?

We anticipate that the Assignment, if effected by our board of directors, will occur shortly after the date of the Special Meeting. Approval of the Assignment and Dissolution Proposal includes authorization for our Board to abandon the Assignment and Dissolution.

What will our business be after completion of the Assignment and Dissolution?

Upon the completion of the Assignment and Dissolution, we will cease all business activities except those relating to winding up and liquidating our business and affairs.

Will I receive anything in this transaction?

Based upon information available at this time, it is unlikely that any amounts will be available to holders of our common stock in connection with, or as a result of, the Assignment and Dissolution. We had total liabilities of $9.016 million and total assets of $12.586 million at March 31, 2026, and we have incurred other liabilities subsequent to March 31, 2026. Further, certain of our warrants include provisions that, in the event of certain fundamental transactions, including an assignment of substantially all of our assets, provide the holders of such warrants with the right to require us, or the successor company in such transaction, to repurchase any unexercised portion of such warrants from the holder at their Black Scholes Value. In some circumstances this repurchase must be made in cash. Any distributions made to holders of our common stock, following the distributions made to creditors to satisfy our obligations, will be made pro rata according to their holdings as of the Final Record Date.

Do I have appraisal rights in connection with the Assignment and Dissolution?

No. Under Delaware Law, holders of our common stock are not entitled to appraisal rights in connection with the Assignment and Dissolution.

Will we continue as a public company?

Upon completion of the Assignment and Dissolution, we intend to terminate our status as a reporting company with the SEC.

REASONS FOR THE DISSOLUTION; RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our Board has determined that the Assignment and Dissolution, including the Plan of Dissolution, is in our best interests and those of our stockholders, and it has approved the Assignment and Dissolution, including the Plan of Dissolution. In the course of making such determination, our Board consulted with our management and considered a number of factors, including the following:

■	Our financial projections and our continuing negative cash flow;

■	Our overall debts;

■	The estimated costs to continue to develop our robotic system;

■	Our inability to continue to fund our existing operations with our current cash flow;

■	Our inability to raise additional capital;

■	Our inability to attract a purchaser willing to acquire us or substantially all of our assets; and

■	General economic conditions.

Our Board also considered the following risks in arriving at its conclusion that the Assignment and Dissolution is in our best interests and those of our stockholders:

■	the uncertainty of the timing, nature and amount of any distributions to stockholders; and

■	the possibility that the Assignment and Dissolution would not yield distributions to stockholders in excess of the amount that stockholders could have received upon a sale or other transaction involving us or a sale of shares on the open market.

Additionally, after seeking potential funding sources and other ways to continue to operate our business, we have been unable to find a viable alternative to the Assignment and Dissolution. Our Board believes that as compared to a filing under federal bankruptcy laws, the Assignment and Dissolution may present the best opportunity for recovery for our creditors and also may provide an opportunity for future payments to our stockholders. Our Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. In addition, our Board did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather our Board conducted an overall analysis of the factors described above.

CONSEQUENCES TO STOCKHOLDERS

Based upon information available at this time, it is unlikely that any amounts will be available to holders of our common stock in connection with, or as a result of, the Assignment and Dissolution.

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. As a result, we expect that our stockholders will have no readily available means to dispose of their shares following the Assignment and Dissolution.

REGULATORY APPROVALS

We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Assignment and Dissolution, except for filing the certificate of dissolution with the Delaware Secretary of State, compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with applicable state law.

INTEREST OF CERTAIN PERSONS IN THE ASSIGNMENT AND DISSOLUTION

Certain of our executive officers and directors may have financial interests in the Assignment and Dissolution that may be different from, or in addition to, the interests of our stockholders generally. In particular:

■	Our directors and officers may be entitled to indemnification and insurance coverage from us. We will also continue to indemnify our officers, directors, employees, independent contractors and agents to the maximum extent specified under existing agreements and in accordance with applicable law, our certificate of incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the implementation of the Assignment and Dissolution. Our Board is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to satisfy such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.

■	Prior to effecting the Assignment and Dissolution, we will pay certain of our officers, directors, service providers and agents, or any of them, compensation for services rendered in connection with the implementation of the Assignment and Dissolution. Certain of our officers are party to employment agreements that provide them with severance in the event they are terminated without cause, as set forth below.

■	If our Board effects the Assignment and Dissolution, upon the appointment of the Assignee, one of more members of our Board may resign as our directors.

■	The Assignee may retain certain of our executive officers or employees to liquidate the assets and wind-down the Company.

See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the number of shares of Class A common stock owned by our directors and executive officers.

Employment Agreement with Stephen From

The Company entered into an employment agreement with Mr. From on July 30, 2025, pursuant to which Mr. From serves as Chief Executive Officer and receives a current annual base salary of $500,000 and is eligible to receive an annual performance bonus targeted at 50% of his then-current annual base salary. On February 2, 2026, we entered into an amendment to Mr. From’s employment agreement, pursuant to which, in the event that Mr. From is terminated without cause or resigns from his position for good reason, he will be entitled to receive a severance payment equal to one year of his then in-effect base salary plus the pro-rata portion of his target bonus, as well as an amount equal to COBRA premiums for 12 months. In the event that Mr. From is terminated without cause or resigns from his position for good reason within three months prior to or 12 months following a change in control, he will be entitled to receive a severance payment equal to two times the sum of his then in-effect base salary for 12 months plus the pro-rata portion of his target bonus, as well as an amount equal to COBRA premiums for 24 months. In addition, his outstanding equity awards with time-based vesting will vest in full.

Employment Agreement and Executive Severance and Change in Control Agreement with Sarah Romano

On March 3, 2025, the Company entered into an offer letter of employment with Ms. Romano, pursuant to which Ms. Romano serves as our Chief Financial Officer and receives a current annual base salary is $435,000 and is eligible to receive an annual discretionary bonus with a target of 40% of her base salary.  On February 1, 2026, the Company entered into an Executive Severance and Change in Control Agreement with Ms. Romano, pursuant to which, in the event that Ms. Romano is terminated without cause or resigns from her position for good reason, she will be entitled to receive a severance payment equal to six months of her then in-effect base salary plus the pro-rata portion of her target bonus, as well as an amount equal to COBRA premiums for six months. In the event that Ms. Romano is terminated without cause or resigns from her position for good reason within three months prior to or 12 months following a change in control, she will be entitled to receive a severance payment equal to two times the sum of her then in-effect base salary for six months plus the pro-rata portion of her target bonus, as well as an amount equal to COBRA premiums for 12 months. In addition, her outstanding equity awards with time-based vesting will vest in full.

Employment Agreement with Adam Sachs

The Company entered into an employment agreement with Mr. Sachs on July 13, 2021 and amended on March 4, 2026, pursuant to which Mr. Sachs serves as our President and receives a current base salary of $270,810 and is eligible to receive an annual performance bonus targeted at 75% of his prior base salary of $541,620. In the event that Mr. Sachs is terminated without cause or resigns from his position for good reason, he is entitled to receive a severance payment equal to one year of his prior base salary of $541,620 plus the pro-rata portion of his target bonus, as well as any earned but unpaid annual bonus and payment of an amount equal to COBRA premiums for 12 months. In the event that Mr. Sachs is terminated without cause or resigns from his position for good reason within three months prior to or 12 months following a change in control, he is entitled to receive a severance payment equal to two times the sum of his then in-effect base salary for 12 months plus the pro-rata portion of his target bonus, as well as any earned but unpaid annual bonus and payment of an amount equal to COBRA premiums for 24 months. In addition, his outstanding equity awards with time-based vesting will vest in full.

Employment Agreement with Sammy Khalifa

The Company entered into an employment agreement with Mr. Khalifa on July 13, 2021 and amended on March 6, 2026, pursuant to which Mr. Khalifa serves as our Chief Technology Officer. Under the employment agreement, Mr. Khalifa receives a current base salary of $318,600 and is eligible to receive an annual performance bonus targeted at 75% of prior base salary of $424,800. In the event that Mr. Khalifa is terminated without cause or resigns from his position for good reason, he is entitled to receive a severance payment equal to 75% of his prior base salary of $424,800 for 12 months plus the pro-rata portion of his target bonus, as well as any earned but unpaid annual bonus and payment of an amount equal to COBRA premiums for 9 months. In the event that Mr. Khalifa is terminated without cause or resigns from his position for good reason within three months prior to or 12 months following a change in control, he is entitled to receive a severance payment equal to the sum of his then in-effect base salary for 12 months plus the pro-rata portion of his target bonus, as well as any earned but unpaid annual bonus and payment of an amount equal to COBRA premiums for 12 months. In addition, his outstanding equity awards with time-based vesting will vest in full.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSIGNMENT AND DISSOLUTION

The following is a summary of certain material U.S. federal income tax consequences of the Assignment and Dissolution that will generally be applicable to the holders of the Company’s common stock if the stockholders approve the Assignment and Dissolution and if the Assignment and Dissolution is effected. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may arise from or relate to the Assignment and Dissolution, if approved and effected. In addition, this summary does not take into account the individual facts and circumstances of any particular holder of common stock that may affect the U.S. federal income tax consequences to such stockholder, including, without limitation, specific tax consequences to a stockholder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder of common stock. This summary does not address the U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to holders of common stock of the Assignment and Dissolution, if approved and effected. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each holder of common stock should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the Assignment and Dissolution, if approved and effected. This summary does not discuss any tax consequences to holders of any warrants, options or other convertible securities to acquire such stock, nor does it apply to stockholders who received their shares in connection with the performance of services. Holders of such securities should consult their own tax advisors regarding the tax consequences of the Assignment and Dissolution, if approved and effected.

No legal opinion from legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Assignment and Dissolution, if approved, and effected. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a stockholder beneficially holding common stock of the Company that is for U.S. federal income tax purposes:

■	An individual who is a citizen or resident of the United States;

■	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

■	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

■	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stockholders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to stockholders that are subject to special provisions under the Code, including, but not limited to stockholders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own stock of the Company as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired stock of the Company in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold stock other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to the alternative minimum tax; (i) are subject to special tax accounting rules with respect to their stock in the Company; (j) are partnerships or other “pass-through” entities (and partners or other owners thereof); (k) are S corporations (and shareholders thereof); (l) are U.S. expatriates or former long-term residents of the United States subject to Section 877 or 877A of the Code; (m) are U.S. Holders that hold stock of the Company in connection with a trade or business, permanent establishment, or fixed base outside the United States or that are subject to taxing jurisdictions other than, or in addition to, the United States with respect to the stock of the Company; (n) own or have owned or will own (directly, indirectly, or by attribution) 5% or more of the outstanding stock of the Company; (o) hold stock of the Company as “qualified small business stock” under Section 1202 of the Code or “section 1244 stock” under Section 1244 of the Code; (p) are corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes; (q) are regulated investment companies or real estate investment trusts; (r) are pension plans; (s) are controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; or (t) have treated their Company common stock as worthless prior to the adoption and effecting of the Assignment and Dissolution. Stockholders that are subject to special provisions under the Code, including, but not limited to, stockholders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the Assignment and Dissolution, if approved and effected.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds stock of the Company, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the Assignment and Dissolution, if approved and effected.

EACH STOCKHOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH STOCKHOLDER AS A RESULT OF THE ASSIGNMENT AND DISSOLUTION, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE ASSIGNMENT AND DISSOLUTION, IF APPROVED AND EFFECTED.

U.S. Federal Income Taxation of the Company

If the Company distributes any property other than cash in a liquidating distribution to its stockholders, the Company will recognize gain or loss as if such property were sold to the stockholders at its fair market value. Accordingly, the Company may be subject to U.S. federal income tax on a distribution of its property (other than cash), which may reduce the amount of cash available to distribute to its stockholders. If any property distributed by the Company is subject to a liability or if a stockholder assumes a liability of the Company in connection with the distribution of property, the fair market value of such distributed property shall be treated as not less than the amount of such liability. The IRS may challenge the Company’s valuation of any distributed property. As a result of such a challenge, the amount of gain or loss recognized by the Company on the distribution might change.

U.S. Federal Income Taxation of U.S. Holders

Under U.S. federal income tax law, if stock becomes worthless, the resulting loss is treated as a loss from the sale or exchange of a capital asset on the last day of the tax year during which the stock first becomes worthless. Stock is generally treated as worthless if there is no current liquidating value, no reasonable hope and expectation that the stock will become valuable at some future time and there is an identifiable event establishing the worthlessness of the stock.

If U.S. Holders do not receive any liquidating distributions, it is likely that the Assignment will be the identifiable event that establishes the worthlessness of the stock of the Company, and that each U.S. Holder should recognize a capital loss equal to the U.S. Holder’s adjusted tax basis in the U.S. Holder’s shares of common stock. For purposes of determining a U.S. Holder’s holding period in the Company’s common stock, and whether the capital loss is a long-term or a short-term capital loss, a U.S. Holder’s holding period should be determined as if the common stock were sold on the last day of the U.S. Holder’s taxable year (December 31 for individual U.S. Holders).

Assuming the Company’s stockholders approve the Assignment and Dissolution and the Assignment and Dissolution is effected, amounts (if any) received by U.S. Holders pursuant to the Dissolution should be treated as full payment in exchange for their shares of the Company’s common stock; provided that if the Dissolution occurs in a year subsequent to the Assignment and if a U.S. Holder has treated the Assignment and other events as establishing worthlessness, then the U.S. Holder should consider filing an amended return to undo the effect of the worthless stock loss and report a gain or loss solely with respect to the subsequent year’s distribution pursuant to the Dissolution. As a result of the Dissolution, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of any other property distributed to the U.S. Holder with respect to each share (including distributions to any liquidating trust, as discussed below), less any liabilities assumed by the U.S. Holder or to which the distributed property is subject, and (ii) the U.S. Holder’s adjusted tax basis in the shares of the Company’s common stock. If a U.S. Holder owns shares of common stock acquired at different times or for different prices, gain or loss is calculated separately for each such block of shares of common stock.

Liquidating distributions are first applied against, and reduce, the U.S. Holder’s adjusted tax basis in its shares, or block of shares, of the Company’s common stock before recognizing any gain or loss. If the Company makes more than one liquidating distribution, a U.S. Holder will recognize gain to the extent the aggregate liquidating distributions (including a constructive distribution in the case of a transfer of assets to a liquidating trust or trusts) allocated to a share, or block of shares, of the Company’s common stock exceed the U.S. Holder’s adjusted tax basis with respect to that share or block of shares. Any loss will generally be recognized only when the final distribution from the Company has been received, and then only if the aggregate value of all liquidating distributions (including a constructive distribution in the case of a transfer of assets to a liquidating trust or trusts) with respect to a share or block of shares is less than the U.S. Holder’s tax basis for that share or block of shares. Gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the shares have been held for more than one year. Certain U.S. Holders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. For a discussion of the U.S. federal income tax treatment of gain or loss from a liquidating distribution received by Non-U.S. Holders (as defined below), see “Non-U.S. Holders” below.

If the Company makes a distribution of property other than cash to a U.S. Holder, such U.S. Holder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. After the close of the Company’s taxable year during which a liquidating distribution was made, the Company will provide U.S. Holders and the IRS with a statement of the amount of cash distributed to the Company’s U.S. Holders and the Company’s best estimate as to the value of any property distributed during that year. There is no assurance that the IRS will not challenge the Company’s valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by U.S. Holders might change. Distributions of property other than cash to U.S. Holders could result in tax liability to any given U.S. Holder exceeding the amount of cash received, requiring the U.S. Holder to meet the tax obligations from other sources or by selling all or a portion of the assets received. If the Company opts to use a trust, the timing of distributions to U.S. Holders will be as described below under the heading “Liquidating Trusts.”

If the Company’s stockholders do not approve the Assignment and Dissolution, any distributions received by U.S. Holders will be treated as a non-liquidating distribution. Such distribution will be taxable to U.S. Holders as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to non-corporate U.S. Holders are generally taxed at long-term capital gains rates provided certain holding periods are met. Non-liquidating distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in shares of the Company’s common stock and thereafter as either long-term or short-term capital gain, depending on the U.S. Holder’s holding period for such shares of common stock.

Non-U.S. Holders

For purposes of this paragraph, a “Non-U.S. Holder” is a holder of common stock that is not a U.S. Holder and is not a partnership.

Distributions made pursuant to the Dissolution to a Non-U.S. Holder will be treated as received by the Non-U.S. Holder in exchange for the Non-U.S. Holder’s shares of the Company’s common stock. The amount of any such distribution allocable to a block of shares of the Company’s common stock owned by the Non-U.S. Holder will reduce the Non-U.S. Holder’s tax basis in such shares, but not below zero. Any excess amount allocable to such shares will be treated as capital gain. A Non-U.S. Holder will not be subject to U.S. federal income tax on any such gain unless:

■	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

■	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

■	the Company’s common stock constitutes a U.S. real property interest by reason of the Company’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Company does not believe it is or has been a USRPHC during the applicable period. Because the determination of whether the Company is a USRPHC depends on the relative fair market values of its assets, there can be no assurance it currently is not a USRPHC or will not become one in the future. If the Company is or were to become a USRPHC, Non-U.S. Holders generally would be subject to U.S. federal income tax on gain arising from the liquidating distributions in the same manner as if such Non-U.S. Holder were a United States person as defined in the Code, and a 15% withholding tax would apply to the gross proceeds from the disposition of the Company’s common stock by Non-U.S. Holders.

If the Company’s stockholders do not approve the Assignment and Dissolution, any distributions will be taxable as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends received by Non-U.S. Holders may be subject to U.S. withholding tax at a rate of 30% or such lower rate as is established under an applicable treaty. Non-liquidating distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of (and in reduction of) a Non-U.S. Holder’s adjusted tax basis in shares of the Company’s common stock and thereafter as either long-term or short-term capital gain, depending on the Non-U.S. Holder’s holding period for such shares of common stock.

Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt of liquidating distributions from the Company.

Backup Withholding

In order to avoid “backup withholding” of U.S. federal income tax on payments to the Company’s U.S. Holders, each U.S. Holder must, unless an exception applies, provide such U.S. Holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or, if applicable, another withholding form) and certify under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at the rate applicable at the time. Payments to Non-U.S. Holders may be subject to backup withholding unless such Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS. Stockholders should consult their own tax advisors regarding the applicability of backup withholding in their particular circumstances.

Liquidating Trusts

If the Company transfers assets to a liquidating trust or trusts for the benefit of the stockholders, the Company intends to treat the liquidating trust or trusts as a grantor trust of the stockholders. In general, this treatment would mean that the stockholders would be the beneficial owners of the assets and income of the liquidating trust or trusts. The transfer of assets by the Company to a liquidating trust or trusts will be treated as distributions in liquidation of the stockholder’s shares, or block of shares, of the Company’s common stock. If the Company has made any liquidating distributions prior to transferring assets to a liquidating trust or trusts, the transfer of assets will be considered the final distribution to stockholders. The stockholders will be treated for U.S. federal income tax purposes as having received a liquidating distribution at the time the Company transfers assets to the liquidating trust or trusts equal to their pro rata shares of cash, and, as applicable, the fair market value of property other than cash, transferred to the liquidating trust or trusts, reduced by the amount of liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject, and then having contributed the cash and property to the liquidating trust or trusts. The U.S. federal income tax consequences of the constructive distribution to a stockholder are the same as those described above.

The liquidating trust or trusts themselves will not be subject to U.S. federal income tax. The stockholders will be treated as owners of the liquidating trust or trusts. As owners of the trust or trusts, stockholders must take into account for U.S. federal income tax purposes their allocable portion of any income, gain, expense or loss recognized by the liquidating trust or trusts, whether or not they receive any actual distributions from the liquidating trust or trusts. Accordingly, stockholders should be aware that they may be subject to tax without the receipt of cash or property. Stockholders, however, will not be subject to tax when distributions are actually made by the liquidating trust.

The tax consequences of the Assignment and Dissolution may vary depending upon the particular circumstances of each stockholder. The Company recommends that each stockholder consult their own tax advisor regarding the U.S. federal income tax consequences, as well as the federal non-income, state, local and non-U.S. tax consequences, of the Assignment and Dissolution.

VOTE REQUIRED

Approval of the Assignment and Dissolution, including the Plan of Dissolution, requires the affirmative vote of a majority in voting power of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “against” the proposal. If a proxy card is signed and returned but no direction is made, the persons named in your proxy will vote your shares “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ASSIGNMENT AND DISSOLUTION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 10, 2026 by:

●	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Shares of Class A Common Stock issuable upon exercise of options and warrants currently exercisable within 60 days and restricted stock units that vest within 60 days are deemed outstanding solely for purposes of calculating the percentage of total ownership and total voting power of the beneficial owner thereof.

The beneficial ownership of our common stock is based on 6,477,365 shares of our Class A Common Stock and 653,990 shares of our Class B common stock issued and outstanding as of June 10, 2026.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Unless otherwise indicated, the business address of each of the following individuals or entities is c/o Vicarious Surgical, Inc. 78 Fourth Avenue, Waltham, Massachusetts 02451.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of shares of Class B Common stock	%	% of Total Voting Power**
Directors and Executive Officers:
Stephen From(1)	74,400	1.1	-	-	*
Adam Sachs(2)	73,120	1.1	374,635	57.3%	38.7%
Sammy Khalifa(3)	54,925	*	150,508	23.0%	15.7%
Sarah Romano(4)	17,186	*	-	-	*
Victoria Carr-Brendel(5)	13,828	*	-	-	*
David Ho(6)	17,790	*	-	-	*
Fuad Ahmad(7)	8,003	*	-	-	*
Joseph Doherty(8)	8,003	*	-	-	*
All Current Directors and Executive Officers as a Group (8 Individuals)	267,255	4.1%	525,143	80.3%	55.1%
Other Five Percent Holders:
Khosla Ventures, LLC(9)	965,204	14.9%	-	-	4.9%
Gates Frontier, LLC(10)	603,201	9.3%	-	-	3.1%
Barry Greene, MD(11)	8,291	*	128,847	19.7%	13.2%

*	Indicates beneficial ownership of less than 1%.

**	Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and our Class B Common Stock as a single class. Each share of our Class B Common Stock is entitled to 20 votes per share and each share of our Class A Common Stock is entitled to 1 vote per share.

(1)	Consists of options to purchase 74,400 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Mr. From.

(2)	Consists of (i) 40,203 shares directly owned by Mr. Sachs, (ii) options to purchase 30,221 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Mr. Sachs, (iii) 2,696 shares of our Class A Common Stock issuable upon vesting of RSUs within 60 days of June 10, 2026 held by Mr. Sachs, and (iv) 374,635 shares of our Class B Common Stock held by Mr. Sachs.

(3)	Consists of (i) 29,394 shares owned directly by Mr. Khalifa, (ii) options to purchase 24,141 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Mr. Khalifa, (iii) 1,390 shares of our Class A Common Stock issuable upon vesting of RSUs within 60 days of June 10, 2026 held by Mr. Khalifa, and (iv) 150,508 shares of our Class B Common Stock held by Mr. Khalifa.

(4)	Consists of 17,186 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Ms. Romano.

(5)	Consists of (i) 8,493 shares owned directly by Dr. Carr-Brendel, and (ii) options to purchase 5,335 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Dr. Carr-Brendel.

(6)	Consists of (i) 12,455 shares owned directly by Dr. Ho, and (ii) options to purchase 5,335 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Dr. Ho.

(7)	Consists of options to purchase 8,003 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Mr. Ahmad.

(8)	Consists of options to purchase 8,003 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026 held by Mr. Doherty.

(9)	Based on Schedule 13D/A filed by Khosla Ventures on August 9, 2023. On June 12, 2024, we effected a 1-for-30 reverse stock split on the Class A Common Stock. The number of shares reported as held has been adjusted accordingly. Consists of (i) 263,226 shares of our Class A Common Stock held by Khosla Ventures Seed C, LP (“Khosla Ventures Seed C”), (ii) 435,311 shares of our Class A Common Stock held by Khosla Ventures V, LP (“Khosla Ventures V”) and (iii) 266,667 shares of our Class A Common Stock held by Khosla Ventures Opportunity II, L.P (“KVO II”). Khosla Ventures Seed Associates C, LLC (“KVA Seed C”) is the general partner of Khosla Ventures Seed C. Khosla Ventures Associates V, LLC (“KVA V”) is the general partner of Khosla Ventures V. Khosla Ventures Opportunity Associates II, LLC (“KVOA II”) is the general partner of KVO II. Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the sole manager of KVA Seed C, KVA V and KVOA II. Each of KVA Seed C, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Khosla Ventures Seed C, and each of KVA Seed C, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Khosla Ventures Seed C. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Khosla Ventures V, and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Khosla Ventures V. Each of KVOA II, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KVO II, and each of KVOA II, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KVO II. Each of KVA Seed C, KVA V, KVOA II, VK Services and Vinod Khosla disclaims beneficial ownership of such shares except to the extent of his or its respective pecuniary interests therein. The business address of each of the reporting persons is 2121 Sand Hill Road, Menlo Park, CA 94025.

(10)	Based on Schedule 13G/A filed by Gates Frontier, LLC on February 13, 2024. On June 12, 2024, we effected a 1-for-30 reverse stock split on the Class A Common Stock. The number of shares reported as held has been adjusted accordingly. Consists of 603,201 shares of our Class A Common Stock held by Gates Frontier, LLC. William H. Gates III is the sole member of Gates Frontier, LLC, and as such may be deemed to have sole voting and dispositive power over the shares held by Gates Frontier, LLC. The business address of Gates Frontier, LLC is 2365 Carillon Point, Kirkland, WA 98033.

(11)	Consists of (i) 1,152 shares owned directly, (ii) options to purchase 7,139 shares of our Class A Common Stock exercisable within 60 days of June 10, 2026, held by Dr. Greene, and (iii) 128,847 shares of our Class B Common Stock held by Dr. Greene.

OTHER MATTERS

The Board knows of no other matters to be presented for action at the Special Meeting. If any additional matters are properly presented at the Special Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

Waltham, Massachusetts

June 22, 2026

ANNEX A

PLAN DISSOLUTION
OF
VICARIOUS SURGICAL, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Vicarious Surgical, Inc., Inc., a Delaware corporation (such corporation or a successor entity, the “Company”), in accordance with Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.	Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2.	Certificate of Dissolution. Subject to Section 15 hereof, after the stockholders of the Company approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Board in its sole discretion (the time of such filing, or such later time as stated therein, the “Effective Time”).

3.	Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4.	Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5.	Dissolution Process. From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:

(i)	The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(ii)	After the payments are made pursuant to clause (i) above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the Company’s Certificate of Incorporation, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Company may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve and wind-up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.

6.	Liquidating Trust. If deemed necessary, appropriate or desirable, the Board, in its absolute discretion, may for any reason transfer any or all of the assets and liabilities of the Company to a liquidating trust established for the benefit of the Company’s creditors and stockholders. The Board may also appoint one or more individuals or entities to act as trustee or trustees of such liquidating trust or trusts (the “Trustee” or the “Trustees”). Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. The Company, as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement or agreements with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement or agreements as their act and as a part hereof as if herein written.

7.	Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL. From and after the Effective Time, and subject to applicable law, each holder of outstanding shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5 hereof and applicable law. As a condition to receipt of any distribution to the Company’s stockholders, the Company or the Trustee may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of capital stock to the Company or the Trustee, or (ii) furnish the Company or Trustee with evidence satisfactory to the Company or Trustee of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or Trustee. The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of a stockholder or its successors.

8.	Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of the DGCL provides that a dissolved corporation shall be continued for the term of 3 years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9.	Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for shares of capital stock of the Company in connection with the transactions contemplated by the Plan.

10.	Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificate evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11.	Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the stockholders of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12.	Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company or the Trustee may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.	Compensation. In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company or the Trustee may pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the stockholders of the Company shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14.	Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and Trustee in accordance with its Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company and the Trustee are authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15.	Modification or Abandonment of the Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16.	Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.

2026

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VICARIOUS SURGICAL, INC.

Your Internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Proxies submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 20, 2026.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

Please mark your votes like this **X**

	FOR	AGAINST	ABSTAIN
1. To approve an assignment for the benefit of creditors followed by a voluntary dissolution and liquidation, including authorization for our board of directors to abandon such assignment and dissolution.	☐	☐	☐

CONTROL NUMBER

Signature________________________________ Signature, if held jointly________________________________ Date__________2026.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

2026

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders of Vicarious Surgical, Inc. to be held on July 21, 2026

To view the 2026 Proxy Statement and to Attend the Special Meeting, please go to: https://www.cstproxy.com/vicarioussurgical/2026

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VICARIOUS SURGICAL, INC.

The undersigned hereby appoints Stephen From and Sarah Romano and each of them (the “Proxies”), as proxies of the undersigned, with full power of substitution, to vote all the shares of Class A Common Stock and Class B Common Stock of Vicarious Surgical, Inc. (The “Company”) held of record by the undersigned at the close of business on June 10, 2026 at the Special Meeting of Stockholders to be held on July 21, 2026, or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER(S). IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, THE SHARES WILL BE VOTED FOR THE PROPOSAL DESCRIBED ON THIS CARD.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ACCOMPANYING POSTAGE PRE-PAID ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VICARIOUS SURGICAL, INC.

(Continued and to be marked, dated and signed on the other side)